[CAMBIOR LETTERHEAD]

December 9, 2005

Cambior Inc.
1111, rue Saint-Charles ouest
Tour est, bureau 750
Longueuil, Québec
Canada J4K 5G4

Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Corporate Secretary and Senior Legal Counsel of Cambior Inc., a Québec corporation (the "Company"), in connection with the Registration Statement on Form S-8 dated December 9, 2005 (the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended, relating to the proposed issuance by the Company of common shares (the "Shares") in connection with options granted under the Stock Option Plan For Key Employees of Cambior Inc. and its Subsidiaries (the "Plan"). This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

I have examined the Registration Statement and the Plan. I also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, I have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that when and if issued in accordance with the terms of the Plan and those agreements pursuant to which options to acquire Shares have been granted and consideration therefore has been received by the Company, the Shares will be validly issued, fully paid and non-assessable.

This opinion is based upon and limited to the laws of the Province of Québec and the laws of Canada applicable therein.

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of my name where it appears in the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion is addressed to the Company for its benefit solely in connection with the above-described Registration Statement. This opinion may not be relied upon for any other purpose, or quoted from or referred to in any document other than the Registration Statement, or used for any other purpose, without prior written consent. This opinion is given as of the date hereof and I disclaim any obligation or undertaking to advise of any change in law or fact affecting or bearing upon this opinion occurring after the date hereof which may come or be brought to my attention.

Yours truly,

/s/ Lucie Desjardins
Lucie Desjardins
Corporate Secretary and Senior Legal Counsel